Exhibit 99.1

Lincoln Educational Services Corporation Reports Fourth Quarter & FY 2018 Results; Fifth Consecutive Quarter of Student Start Growth; Total Revenue and Same School Revenue Grew 4% and 7.5% Respectively During Fourth Quarter

•
Total Student Starts increased 11.6%; Same School Student Starts up 12.1%; Transportation and Skilled Trades segment Student Starts up 6.6%; Healthcare and Other Professions segment Student Starts up 19.3%.

•
Total Revenue of $70.1 million; Transportation and Skilled Trades $49.4 million; Healthcare and Other Professions $19.6 million; Transitional segment $1.1 million. Total Revenue and same school revenue increased 4%, or $2.7 million and 7.5%, or $4.8 million, respectively.

•	Achieved 2018 Guidance Metrics.
•
Introduces Outlook for 2019 Including Revenue Growth and Student Starts Growth of 3% to 5%; Net income and EBITDA of approximately $2 million, and $12 million, respectively, resulting from Higher Carry in Population and Increased Student Starts.

•	Conference Call Today at 10 a.m. ET.

WEST ORANGE, N.J., March 6, 2019 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the fourth quarter and full year ended December 31, 2018. The Company achieved all of its guidance metrics for 2018.

“Lincoln continues to deliver improved results for our students as well as our shareholders,” said Scott Shaw, President & CEO. “We reported our fifth consecutive quarter of student start growth. The positive momentum we are experiencing during the start of 2019 provides us with optimism about our ability to continue current trends throughout 2019. We believe our focused marketing efforts will drive growth in revenue and student starts and we are currently forecasting that we will generate net income and EBITDA of approximately $2 million and $12 million, respectively, for 2019.”

FOURTH QUARTER OPERATING AND FINANCIAL HIGHLIGHTS:

•
Total revenue for the fourth quarter increased $2.7 million, or 4.0%, to $70.1 million for the three months ended December 31, 2018 from $67.4 million in the prior year comparable period. Revenue on a same school basis increased by 7.5%, or $4.8 million.

•
Total student starts increased by 11.6%. Transportation and Skilled Trades segment starts up 6.6% and Healthcare and Other Professions segment starts up 19.3%. Same schools starts up 12.1% resulting from continued investments in marketing, enhanced high school programs and improved admissions process driving higher conversions from lead to start.

•
Educational services and facilities expense increased by $1 million, or 3.2%, to $31.2 million for the three months ended December 31, 2018 from $30.2 million in the prior year comparable period. The additional expense quarter over quarter was primarily driven by increased books and tools expense of $0.5 million and increased instructional expenses of $0.3 million. Increases in books and tools expense and instructional expenses were a result of increased student population.

•
Selling general and administrative expense increased to $33.2 million for the three months ended December 31, 2018, from $29.4 million in the prior year comparable period. The increase of $3.8 million was primarily driven by $2 million in costs incurred to close the Lincoln College of New England campus (“LCNE”), which closed on December 31, 2018; $1.4 million of additional bad debt expense and $0.5 million of increased marketing investments.

Bad debt expense has increased due to higher accounts receivable balances. The increase in accounts receivables is mainly driven by higher revenue and student population, higher receivables from graduates due to internal loans with deferred payment plans and shifts in our program mix during the year from longer duration programs to shorter more condensed programs.

Marketing investments during the quarter ended December 31, 2018 were approximately $0.5 million higher than the prior year comparable period. While marketing investments have increased during 2018, the cost to obtain prospective students has remained essentially flat when compared to the prior year. Marketing dollars are providing a return on investment and are expected to yield start growth over the next several quarters.

•	Operating income was $5.8 million and $7.8 million for the three months ended December 31, 2018 and 2017, respectively.

•	Net income for the quarter decreased by $2.2 million to $5 million, or $0.20 per share, from $7.7 million, or $0.31 per share, in the prior year comparable quarter.

FOURTH QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $2.4 million, or 5.1%, to $49.4 million for the three months ended December 31, 2018, as compared to $47 million in the prior year comparable period. The increase in revenue is primarily attributable to five consecutive quarters of student start growth, most notably, a 6.6% increase in student starts in the current quarter, which drove a 5.1% increase in average student population.

Student starts increased 6.6% for the three months ended December 31, 2018 when compared to the prior year comparable period.

Operating income remained essentially flat at $8.9 million and 9.0 million the three months ended December 31, 2018 and 2017 respectively.

Educational services and facilities expense increased by $1 million, or 4.9%, to $21 million for the three months ended December 31, 2018 from $20 million in the prior year comparable period. The increase was driven by additional instructional expense and books and tools expense resulting from an increased student population.

Selling, general and administrative expenses increased by $1.5 million, or 8.2%, to $19.5 million for the three months ended December 31, 2018 from $18 million in the prior year comparable period. The increase was primarily driven by higher bad debt expense and marketing expense as detailed in the fourth quarter financial results highlights.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $2.4 million, or 14%, to $19.6 million for the three months ended December 31, 2018, as compared to $17.2 million in the prior year comparable period. The increase in revenue was mainly attributable to a higher carry in population, five consecutive quarters of student start growth, which drove a 9.8% increase in average student population and an increase in average revenue per student.

Student starts increased 19.3% for the three months ended December 31, 2018 when compared to the prior year comparable period.

Operating income increased to $3.7 million for the three months ended December 31, 2018 from $3 million in the prior year comparable period.

Educational services and facilities expense increased by $0.8 million, or 10.2% to $8.8 million for the three months ended December 31, 2018, from $8 million in the prior year comparable period. The increase in expense was primarily driven by increased instructional expense and books and tools expense due to a 9.8% increase in average student population quarter over quarter.

Selling general and administrative expense increased by $0.9 million, or 14.5%, to $7 million for the three months ended December 31, 2018 from $6.1 million in the prior year comparable period. The increase was primarily driven by higher bad debt expense and marketing expense as detailed in the fourth quarter financial results highlights.

Transitional Segment

Transitional segment revenue was $1.1 million and $3.2 million for the three months ended December 31, 2018 and 2017, respectively. The decrease in revenue was due to one campus classified in the Transitional segment in the current quarter versus five campuses classified in the segment in the prior year comparable quarter. The Transitional segment during the quarter includes the LCNE at Southington, Connecticut.

Operating loss was $3.1 million and $1.2 million for the three months ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, the LCNE campus at Southington, Connecticut was successfully taught-out. The Company will no longer incur any expenses related to LCNE.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company. Corporate and other expenses were $3.8 million for the three months ended December 31, 2018 as compared to $3 million in the prior year comparable period. The $0.8 million increase was primarily driven by an increase in salaries and benefits expense.

2018 FULL YEAR FINANCIAL RESULTS

Revenue increased $1.3 million to $263.2 million for the year ended December 31, 2018 from $261.9 million in the prior year comparable period. Operating loss for the year ended December 31, 2018 decreased by $0.8 million when compared against the comparable period of 2017. Educational services and facilities expense decreased by $4 million, or 3.1%, to $125.4 million for the year ended December 31, 2018 from $129.4 million in the comparable period of 2017. Selling general and administrative expense increased $2.5 million, or 1.8%, to $141.2 million for the year ended December 31, 2018 from $138.8 million in the comparable period of 2017. Loss on sale of assets increased to $0.5 million for the year ended December 31, 2018, from a gain on sale of asset of $1.6 million in the prior year comparable period.

Transportation and Skilled Trades segment revenue was $185.3 million for the year ended December 31, 2018, versus $181.3 million in the comparable period of 2017.

Healthcare and Other Professions segment revenue was $72.1 million for the year ended December 31, 2018, versus $63.6 million in the comparable period of 2017.

Transitional segment revenue was $5.8 million for the year ended December 31, 2018, versus $16.9 million in the comparable period of 2017.

2019 OUTLOOK

Management is providing the following guidance for 2019:

•	Revenue and student starts are expected to increase 3% to 5% when compared to prior year.
•	Net income and EBITDA are projected to be approximately $2 million and $12 million, respectively.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 3246209. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 3246209.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs. The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2018	2017	2018	2017

REVENUE	$70,113	$67,401	$263,200	$261,853
COSTS AND EXPENSES:
Educational services and facilities	31,203	30,230	125,373	129,413
Selling, general and administrative	33,156	29,401	141,244	138,779
Loss (gain) on sale of assets	-	(4)	537	(1,623)
Total costs & expenses	64,359	59,627	267,154	266,569
OPERATING INCOME (LOSS)	5,754	7,774	(3,954)	(4,716)
OTHER:
Interest income	6	9	31	56
Interest expense	(678)	(501)	(2,422)	(7,098)
INCOME (LOSS) BEFORE INCOME TAXES	5,082	7,282	(6,345)	(11,758)
PROVISION (BENEFIT) FOR INCOME TAXES	50	(424)	200	(274)
NET INCOME (LOSS)	$5,032	$7,706	$(6,545)	$(11,484)
Basic
Net income (loss) per share	$0.21	$0.32	$(0.27)	$(0.48)
Diluted
Net income (loss) per share	$0.20	$0.31	$(0.27)	$(0.48)
Weighted average number of common shares outstanding:
Basic	24,533	24,025	24,423	23,906
Diluted	24,562	24,590	24,423	23,906

Other data:

EBITDA (1)	$7,885	$10,038	$4,467	$3,986
Depreciation and amortization	$2,131	$2,264	$8,421	$8,702
Number of campuses	22	23	22	23
Average enrollment	11,152	10,854	10,591	10,772
Stock-based compensation	$20	$272	$521	$1,220
Net cash provided by (used in) operating activities	$4,122	$5,286	$(1,694)	$(11,321)
Net cash (used in) provided by investing activities	$(480)	$(980)	$(2,349)	$10,707
Net cash provided by (used in) financing activities	$24,301	$35,782	$(4,565)	$7,453

Selected Consolidated Balance Sheet Data:	December 31, 2018
(Unaudited)

Cash and cash equivalents	$17,571
Current assets	57,111
Working capital deficit	(7,470)
Total assets	146,038
Current liabilities	64,581
Long-term debt obligations, including current portion	48,769
Total stockholders' equity	39,866

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and same school basis revenue:

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)

	2018	2017	2018	2017

Net income (loss)	$5,032	$7,706	$(6,545)	$(11,484)
Interest expense, net	672	492	2,391	7,042
Provision (benefit) for income taxes	50	(424)	200	(274)
Depreciation and amortization	2,131	2,264	8,421	8,702
EBITDA	$7,885	$10,038	$4,467	$3,986

	Three Months Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017

Net income	$8,913	$8,987	$3,718	$3,018
Interest expense, net	2	2	3	3
Provision (benefit) for income taxes	-	-	-	-
Depreciation and amortization	1,926	2,027	70	34
EBITDA	$10,841	$11,016	$3,791	$3,055

	Three Months Ended December 31, (Unaudited)
	Transitional		Corporate
	2018	2017	2018	2017

Net loss	$(3,099)	$(1,223)	$(4,500)	$(3,076)
Interest expense, net	-	-	667	487
Provision (benefit) for income taxes	-	-	50	(424)
Depreciation and amortization	8	67	127	136
EBITDA	$(3,091)	$(1,156)	$(3,656)	$(2,877)

	Year Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017

Net income	$17,659	$17,812	$6,466	$3,933
Interest expense, net	2	(16)	3	3
Provision (benefit) for income taxes	-	-	-	-
Depreciation and amortization	7,568	7,976	250	72
EBITDA	$25,229	$25,772	$6,719	$4,008

	Year Ended December 31, (Unaudited)
	Transitional		Corporate
	2018	2017	2018	2017

Net loss	$(5,994)	$(6,926)	$(24,676)	$(26,303)
Interest expense, net	-	-	2,386	7,055
Provision (benefit) for income taxes	-	-	200	(274)
Depreciation and amortization	18	96	585	558
EBITDA	$(5,976)	$(6,830)	$(21,505)	$(18,964)

	Three Months Ended December 31, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2018	2017	2018
Total Company Revenue	$70,113	$67,401
Less: Transitional Revenue	(1,107)	(3,187)
Revenue on Same School Basis	$69,006	$64,214	7.5%

	Year Ended December 31, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2018	2017	2018
Total Company Revenue	$263,200	$261,853
Less: Transitional Revenue	(5,802)	(16,884)
Revenue on Same School Basis	$257,398	$244,969	5.1%

	Three Months Months Ended December 31, (Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$49,425	$47,044	5.1%
Healthcare and Other Professions	19,581	17,171	14.0%
Transitional	1,107	3,186	-65.3%
Total	$70,113	$67,401	4.0%

Operating Income (Loss):
Transportation and Skilled Trades	$8,914	$8,991	-0.9%
Healthcare and Other Professions	3,720	3,017	23.3%
Transitional	(3,099)	(1,222)	-153.6%
Corporate	(3,781)	(3,012)	-25.5%
Total	$5,754	$7,774	26.0%

Starts:
Transportation and Skilled Trades	1,138	1,068	6.6%
Healthcare and Other Professions	975	817	19.3%
Transitional	-	8	-100.0%
Total	2,113	1,893	11.6%

Average Population:
Transportation and Skilled Trades	7,498	7,135	5.1%
Healthcare and Other Professions	3,513	3,200	9.8%
Transitional	142	519	-72.6%
Total	11,153	10,854	2.8%

End of Period Population:
Transportation and Skilled Trades	6,988	6,626	5.5%
Healthcare and Other Professions	3,537	3,136	12.8%
Transitional	-	397	-100.0%
Total	10,525	10,159	3.6%

	Year Ended December 31, (Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$185,263	$181,328	2.2%
Healthcare and Other Professions	72,135	63,641	13.3%
Transitional	5,802	16,884	-65.6%
Total	$263,200	$261,853	0.5%

Operating Income (Loss):
Transportation and Skilled Trades	$17,661	$17,795	-0.8%
Healthcare and Other Professions	6,469	3,937	64.3%
Transitional	(5,994)	(6,926)	13.5%
Corporate	(22,090)	(19,522)	-13.2%
Total	$(3,954)	$(4,716)	16.2%

Starts:
Transportation and Skilled Trades	8,294	7,763	6.8%
Healthcare and Other Professions	4,023	3,673	9.5%
Transitional	140	363	-61.4%
Total	12,457	11,799	5.6%

Average Population:
Transportation and Skilled Trades	7,042	6,961	1.2%
Healthcare and Other Professions	3,312	3,024	9.5%
Transitional	237	787	-69.9%
Total	10,591	10,772	-1.7%

End of Period Population:
Transportation and Skilled Trades	6,988	6,626	5.5%
Healthcare and Other Professions	3,537	3,136	12.8%
Transitional	-	397	-100.0%
Total	10,525	10,159	3.6%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INC.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322